EXHIBIT 99.1

                              AMENDED AND RESTATED
                              PRUDENTIAL STEEL LTD.
                                STOCK OPTION PLAN


The Stock Option Plan has been amended and restated to reflect the adoption and amendment of the Plan by Maverick (as defined below) by certain resolution contained in a written consent in lieu of meeting dated as of September 22, 2000, in connection with the consummation of the transactions contemplated by the Combination Agreement by and among the Maverick and Prudential (as defined below) dated effective as of June 11, 2000 and the Plan of Arrangement described therein.

1.       Definitions

         In and for the purposes of this resolution:

         "Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as the same may be amended or reenacted from time to time;

         "Alberta Act" means the Securities Act (Alberta) and the regulations thereto, as the same may be amended or reenacted from time to time;

         "Common Stock" means the common stock, $.01 par value per share, of Maverick as constituted on the date of the adoption of this Plan by Maverick;

         "directors" means the board of directors of Maverick, and reference to any action by the directors means action taken by them by resolution as a board;

         "employee" means any full-time employee of Prudential or any of its direct or indirect subsidiaries;

         "employment" means full-time employment with or any of its direct or indirect subsidiaries;

         "fair market value" means, at any date, the closing price of the Common Stock on The New York Stock Exchange as reported by the Midwest edition of the Wall Street Journal for the day immediately preceding such date, or, if no sales of Common Stock were made on such Exchange on such day, then on the next preceding day on which sales were made on such Exchange;

         "formal bid" has the meaning ascribed in the Alberta Act;

         "Maverick" means Maverick Tube Corporation, a Delaware corporation;

         "Plan" has the meaning ascribed in paragraph 2;

         "Prudential" means Prudential Steel Ltd., an Alberta corporation and an indirect wholly-owned subsidiary of Maverick.

         "takeover bid" has the meaning ascribed in the Alberta Act, and includes a takeover bid which is defined in the Alberta Act as an exempt takeover bid; and

         "termination of employment" means termination of employment for any reason other than death or retirement.

2.       Establishment of Plan

The directors hereby adopt and establish the Prudential Steel, Ltd. Stock Option Plan (the "Plan") which shall be administered by the directors.

3.       Grant Options

On the date of the adoption of this Plan by Maverick, options for the purchase of an aggregate of 694,191 shares of Common Stock have been granted and are outstanding. No further options may be granted under the Plan.

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4.       Exercise of Options

Any option granted pursuant to the Plan shall be exercisable by written notice given to Maverick specifying the number of shares of Common Stock in respect of which such option is being so exercised at such time, accompanied by a certified cheque in payment for such shares of Common Stock at the price per share specified in such option, whereupon the purchase pursuant to such option of the Common Stock so specified shall be deemed for all purposes to have been completed and such option exercised to such extent.

Notwithstanding any other provision of the Plan, no option may be exercised during the period (i) commencing with the announcement of an offeror's intention to make a formal bid which is a takeover bid for Maverick and (ii) ending on the expiry of such takeover bid, unless the directors issue a directors' circular which recommends acceptance of the takeover bid.

5.       Non-Assignability

Options granted pursuant to the Plan shall be non-assignable; and no such option shall be exercisable except by the optionee or the legal personal representative or representatives of the optionee.

6.       Corporate Reorganizations

Notwithstanding anything herein contained, in the event of a proposed reconstruction, reorganization or recapitalization of Maverick, or its consolidation, amalgamation or merger into or with another corporation, or the sale of all or substantially all of the assets of Maverick, Maverick shall have the right to give written notice to any optionee or the legal personal representative or representatives of such optionee, as the case may be, specifying the period (not shorter than 30 days following the delivery of such notice) at the expiry of which such option shall terminate, whereupon such option shall terminate accordingly at the expiry of such period.

7.       Adjustments

Appropriate adjustments in the number of shares of Common Stock optioned and in the option price per share may be made by the directors in their discretion to give effect to adjustments in the number of shares of Common Stock which result from subdivisions, consolidations or reclassifications of the Common Stock of Maverick, the payment of stock dividends by Maverick, or other relevant changes in the capital of Maverick.

8.       Amendment or Discontinuance of the Plan

The directors may amend or discontinue the Plan at any time but no such amendment may extend the option period under any option beyond 10 years or, without the consent of the optionee, alter or impair any option previously granted to an optionee under the Plan.

9.       Evidence of Options

Each option granted under the Plan shall be embodied in a written option agreement between Maverick and the optionee which shall give effect to the provisions of the Plan; provided, however, that options granted under the Plan prior to adoption of the Plan by Maverick and embodied by written option agreements between Prudential and the optionee shall, subject to adjustment to give effect to Section 2.1(d) of the Plan of Arrangement under Section 186 of the Business Corporations Act (Alberta) as amended, consolidated or reenacted, contemplated in the Combination Agreement by and among Maverick and Prudential dated effective as of June 11, 2000, as further amended and restated from time to time, be deemed to embody the options granted under the Plan, as so adjusted.